Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lipocine Inc.:

We consent to the use of our report dated March 12, 2018, with respect to the consolidated balance sheets of Lipocine Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
August 8, 2018